Exhibit 99.3

For Immediate Release

NEWS

Contact:	Stephanie Meiners (investors) 314-746-1211
Tom Lange (media) 314-746-1236
www.smurfit-stone.com

SMURFIT-STONE COMPLETES TENDER OFFER

Chicago,  June 30, 2006 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that its wholly owned subsidiary, Smurfit-Stone Container Enterprises, Inc., has completed its tender offer for all of its outstanding 9¼% senior notes due 2008 and a portion of its outstanding 9¾% senior notes due 2011. The tender offer expired June 29, 2006 at midnight. Senior notes with principal amounts totaling approximately $400 million have been purchased.

Approximately $298 million of the outstanding 9¼% notes have been tendered and will be purchased by Smurfit-Stone. Holders of the 9¼% notes that tendered by the early tender date will receive a total consideration of $1,057.73 per $1,000 principal amount tendered. Holders that tendered after the early tender date but prior to expiration will receive $1,027.73 per $1,000 principal amount tendered.

Approximately $725 million of the outstanding 9¾% senior notes were tendered. Pursuant to the terms of the tender offer, Smurfit-Stone will purchase approximately $102 million of the 9¾% notes on a pro-rata basis. Holders of the 9¾% notes that tendered by the early tender date will receive a total consideration of $1,050.75 per $1,000 principal amount tendered. Holders that tendered after the early tender date but prior to expiration will receive $1,020.75 per $1,000 principal amount tendered.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s premier integrated paperboard and paper-based packaging manufacturer. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium, kraft paper, corrugated containers, point-of-purchase displays, and solid bleached sulfate. The company is one of the world’s largest collectors and marketers of recovered fiber. Smurfit-Stone operates approximately 200 facilities located primarily in the U.S., Canada and Mexico, and employs approximately 27,000 people.